STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

SUBSIDIARY INTO PARENT
(Section 253)

CERTIFICATE OF OWNERSHIP
MERGING
TARPAN THERAPEUTICS, INC.
INTO
MANHATTAN PHARMACEUTICALS, INC.

* * * * * * *

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Manhattan Pharmaceuticals, Inc., a corporation incorporated on the 18th day of May, 1993 (the “Corporation”), pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that this Corporation owns 100% of the capital stock of Tarpan Therapeutics, Inc., a corporation incorporated on the 16th day of July, 2003, A.D., pursuant to the provisions of the General Corporation Law of the State of Delaware, by a resolution of its Board of Directors, duly adopted by the following resolutions, filed with the minutes of the Board on the 20th day of December, 2006, A.D., determined to and did merge into itself said Tarpan Therapeutics, Inc., which resolution is in the following words to wit:

WHEREAS, the Board desires to cause Tarpon Therapeutics, Inc. to merge with and into the Corporation (the “Merger”), with the Corporation remaining as the surviving corporation to the Merger; and

WHEREAS, following the Merger, the Corporation shell succeed to all of the estate, property, rights, privileges and franchises of Tarpan Therapeutics, Inc. and shall assume all of Tarpan Therapeutics, Inc.’s liabilities and obligations.

NOW, THEREFORE BE IT RESOLVED, that Tarpan Therapeutics, Inc. merge with and into the Corporation, with the Corporation remaining as the surviving corporation to the Merger;

RESOLVED FURTHER, that following the Merger, the Corporation succeed to all of the estate, property, rights, privileges and franchises of Tarpan Therapeutics, Inc. and assume all of Tarpan Therapeutics, Inc.’s liabilities and obligations;

RESOLVED FURTHER, that the Corporation’s officers are hereby authorized and directed to prepare or cause to be prepared all necessary documents, agreements, instruments and certificates to effectuate the Merger, including, without limitation, a Certificate of Ownership to be filed with the Secretary of State of Delaware (the “Certificate of Ownership”); and to execute and deliver such documents, agreements, instruments and certificates, and to make such filings as they deem necessary or advisable to effectuate the Merger, including, without limitation, filing a Certificate of Ownership with the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County;

RESOLVED FURTHER, that the Merger shall be effective upon the date of filing of the Certificate of Ownership with the Secretary of State of Delaware; and

RESOLVED FURTHER, that the proper officer of this corporation be and he is hereby directed to make and execute a Certificate of Ownership and Merger setting forth a copy of the resolutions to merge into itself said Tarpan Therapeutics, Inc. and assume the liabilities and obligations of Tarpan Therapeutics, Inc., and the date of adoption thereof, and to cause the same to be filed with the Secretary of State and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in anywise necessary or proper to effect said Merger.

IN WITNESS WHEREOF, Manhattan Pharmaceuticals, Inc. has caused this Certificate to be signed by Michael G. McGuinness, its Chief Financial Officer this 28th day of December, 2006.

MANHATTAN PHARMACEUTICALS, INC.

By:	/s/ Michael G. McGuinness
Michael G. McGuinness
Chief Executive Officer

2